Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 14, 2007, except for the first paragraph of Note 12, as to which the date is July 16, 2007, relating to the consolidated financial statements of Sucampo Pharmaceuticals, Inc. and Subsidiaries, which appears in Sucampo Pharmaceuticals, Inc.’s Registration Statement on Form S-1, as amended (File No. 333-135133), and filed on August 2, 2007.
/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
November 13, 2007